June 5, 2026

Ming-Chia Huang
Chief Executive Officer
MKDWELL Tech Inc.
1F, No. 6-2, Duxing Road,
Hsinchu Science Park,
Hsinchu City 300096, Taiwan

        Re: MKDWELL Tech Inc.
            Registration Statement on Form F-3
            Filed June 4, 2026
            File No. 333-296481
Dear Ming-Chia Huang:
       This is to advise you that we have not reviewed and will not review your registration statement.
       Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.
       Please contact Jenny O'Shanick at 202-551-8005 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing
cc:    Martryn Mak